Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 15, 2006	Contact: Helen W. Cornell Vice President, Finance and CFO (217) 228-8209
CHARLES L. SZEWS JOINS GARDNER DENVER, INC. BOARD OF DIRECTORS
QUINCY, IL (November 15, 2006) — Gardner Denver, Inc. (NYSE: GDI) announced today the appointment of Charles L. Szews to its Board of Directors. Mr. Szews will stand for formal election to the Board at the Company’s 2007 annual stockholder meeting. The addition of Mr. Szews expands Gardner Denver, Inc.’s Board to nine members. Mr. Szews will serve on the Board’s Audit and Finance Committee.
Mr. Szews is the Executive Vice President and Chief Financial Officer of Oshkosh Truck Corporation. Prior to joining Oshkosh Truck Corporation in 1996, Mr. Szews spent eight years with Fort Howard Corporation, holding a series of positions with increasing responsibility, most recently as Vice President and Controller. Mr. Szews also has ten years of audit experience at Ernst & Young. Mr. Szews holds a Bachelor’s Degree in Business Administration from the University of Wisconsin-Eau Claire and is a Certified Public Accountant.
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Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.